MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Vancouver, WA 98666

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

C2 Blockchain, Inc.

We hereby consent to the incorporation in this Offering Statement on Form 1-A/A of our report dated August 3, 2024 relating to the financial statements of C2 Blockchain, Inc. for the years ended June 30, 2024, and June 30, 2023 and to all references to our firm included in this Offering Statement.

 /s/ MICHAEL GILLESPIE & ASSOCIATES, PLLC

We have served as the Company’s auditor since 2024.

PCAOB ID: 6108

Vancouver, Washington

August 23, 2024

/s/ Michael Gillespie & Associates, PLLC